Exhibit 99.1

PRIME MERIDIAN HOLDING COMPANY REPORTS

FIRST QUARTER RESULTS

TALLAHASSEE, FL., May 11, 2015 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (the “Company”), the parent bank holding company for Prime Meridian Bank (the “Bank”), today announced financial results for the quarter ended March 31, 2015. The Company reported net earnings of $449,000, or $0.23 per basic and diluted share for the quarter ended March 31, 2015, compared to net earnings of $256,000, or $0.17 per basic and diluted share for the quarter ended March 31, 2014.

Highlights

•	Net interest income grew 17.4%, or $299,000, to $2.0 million over the prior year first quarter due to higher average loan balances and careful interest expense management.

•	Total assets of the Company were $220.5 million at March 31, 2015, with a net loan portfolio of $153.6 million.

•	The Company’s net loan portfolio grew $1.8 million, or 1.2%, from December 31, 2014 and $28.5 million, or 22.7%, over the prior year first quarter.

•	For the quarter ended March 31, 2015, the Return on Average Assets was 0.84%, the Return on Average Equity was 7.74%, and the net interest margin was 3.89%.

Market Conditions

“Home buying (and building) continue their upward trend,” said Prime Meridian Bank CEO and President, Sammie D. Dixon. “We saw opportunities early on to bring aboard some of the best mortgage loan originators. We did so and are very pleased with the results.”

Likewise the Bank continues to reinforce relationships with key players in the mortgage arena. “Fostering these relationships when the market was down has helped our growth today,” Dixon said.

“Prime Meridian Bank is not just talking about growth,” he added. “We are making growth happen.” Application for expansion into neighboring Wakulla County is pending regulatory approval.

According to Dixon, the Bank anticipates this move will yield significant deposit relationships as well as lending opportunities. The Bank has already added an experienced market president and assistant manager.

“We continue to position ourselves to take advantage of opportunities as they emerge,” Dixon said.

Net Interest Income

The Company reported net interest income of $2.0 million for the quarter ended March 31, 2015 compared to $1.7 million for the same period a year ago. The $299,000, or 17.4% increase, was driven by higher loan balances and modest gains in interest income from securities, partially offset by an $18,000 decrease in other interest income. A $4,000, or 2.3%, decrease in interest expense also contributed to the higher net interest income.

The Company reported total net loans of $153.6 million at March 31, 2015 compared to $151.9 million at December 31, 2014 and $125.2 million at March 31, 2014. Despite a continued low rate environment, the higher average loan balances in the first quarter of 2015 boosted interest income. The slight decrease in interest expense can also be attributed to the low rate environment, but this effect was mostly offset by a shift in our deposit mix towards a higher percentage of interest-bearing deposits. The shift in our deposit mix resulted from the declining balance of one noninterest-bearing deposit account over the course of 2014.

The net interest margin was 3.89% for the quarter ended March 31, 2015, up from 3.36% for the quarter ended March 31, 2014, as a 54 basis points increase in the average yield on total interest-earning assets was complemented by a 5 basis points decrease in the average rate paid on total interest-bearing liabilities. Although there continues to be downward pricing pressure on loans, higher average loan balances as a percentage of total interest earning assets helped improve the overall yield on interest earning assets.

Noninterest Income

For the quarter ended March 31, 2015, noninterest income increased $60,000 from the same period a year ago, due to a $22,000 increase in mortgage banking revenue and a $42,000 gain on sale of securities available for sale. The growth in mortgage banking revenue primarily reflects increased activity in new home purchases. These gains were partially offset by small decreases in service charges and fees on deposit accounts and income from bank-owned life insurance.

Noninterest Expense

Noninterest expense increased $64,000, or 4.5%, to $1.5 million for the three months ended March 31, 2015 compared to the same period a year ago. The increase was primarily due to a $53,000 increase in occupancy and equipment expense and a $35,000 increase in marketing. Higher occupancy and equipment expense is primarily attributed to additional leased space at our Timberlane location, while the increase in marketing can be attributed to higher levels of spending on sponsorships, business development and advertising. Salaries and employee benefits show a $4,000 decrease from the three months ended March 31, 2014 to the three months ended March 31, 2015, despite growth in the number of full-time equivalent employees from 41 to 47. The decrease is explained by a change in our estimated standard deferred loan costs related to loan originations and renewals which are netted against salaries and then amortized as an offset to loan fees over the life of the loan to which they apply. The Bank’s new estimates more specifically allocate loan costs according to loan type. This resulted in a $141,000 increase in deferred loan costs for the period ended March 31, 2015 compared to the same period a year ago, which offset a $133,000 increase in salaries and employee benefits for the same time periods.

Financial Condition

Balance Sheet

As of March 31, 2015

(in thousands)

ASSETS		LIABILITIES AND STOCKHOLDERS’ EQUITY
Cash & Investments	$59,354	Deposits	$192,811
Loans, held for sale	813	Other Liabilities	4,100

Loans, net	153,647
Premises & Equipment	3,678	Total Liabilities	196,911

Other Assets	2,975

		Stockholders’ Equity	23,556
Total Assets	$220,467	Total Liabilities & Stockholders’ Equity	$220,467

As of March 31, 2015, the Company had grown to $220.5 million in total assets, $192.8 million in deposits, and $153.6 million in portfolio net loans. This compares to $210.4 million in total assets, $184.0 million in deposits, and $151.9 million in portfolio net loans as of December 31, 2014.

The composition of the Bank’s loan portfolio consisted of the following at March 31, 2015 and December 31, 2014 (in thousands):

	March 31, 2015		December 31, 2014
	Amount	% of Total	Amount	% of Total
Commercial real estate	$52,283	33.6%	$52,661	34.2%
Residential real estate and home equity	54,284	34.9%	51,858	33.7%
Construction	17,008	10.9%	15,876	10.3%
Commercial	28,987	18.6%	30,755	20.0%
Consumer	3,128	2.0%	2,877	1.8%

Total Loans	$155,690	100.00%	$154,027	100.00%

Deferred loan costs, net	73		(60)
Allowance for loan and lease losses	(2,116)		(2,098)

Loans, net	$153,647		$151,869

Loans totaling $230,000 were deemed to be impaired under the Bank’s policy at March 31, 2015, while loans totaling $237,000 were deemed to be impaired under the Bank’s policy at December 31, 2014. At March 31, 2015, we had three non-accruing loans in the aggregate amount of $176,000, compared to two non-accruing loans at December 31, 2014, totaling $171,000. There were no net charge-offs or recoveries for the quarter ended March 31, 2015.

The provision for loan losses for the quarter ended March 31, 2015 and 2014 was $18,000 and $29,000, respectively. The decrease in the provision quarter over quarter can be attributed to slower net loan growth in the first quarter of 2015. Management believes that the allowance for loan and losses (“ALLL”), which was $2.1 million, or 1.36% of gross loans, at March 31, 2015 is adequate.

Total stockholder’s equity was $23.6 million as of March 31, 2015, compared to $22.9 million as of December 31, 2014. Book value per share was $12.12 as of March 31, 2015, with 1,943,534 common shares outstanding. Equity capital increased from December 31, 2014 due mostly to earnings retention and a positive net change in the unrealized gain on securities available for sale. As of March 31, 2015, the Bank was considered to be “well capitalized” with a 10.29% Tier 1 leverage Capital ratio, a 13.83% Common Equity Tier 1 Risk-Based Capital Ratio, a 13.83% Tier 1 Risk-Based Capital Ratio, and a 15.08% Total Risk-Based Capital Ratio, all above the minimum ratios to be considered “well capitalized.”

About Prime Meridian Holding Company

Prime Meridian Holding Company headquartered in Tallahassee, Florida offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state chartered non-member bank. Founded in 2008, the Bank serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida, South Georgia, and South Alabama markets. The Bank has two office locations, both in Tallahassee, and 47 full time equivalent employees as of March 31, 2015. For more information about Prime Meridian Holding Company, please visit our website at www.primemeridianbank.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates, and expectations. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, Prime Meridian Bank, include, but are not limited to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy, and liquidity. These factors should not be construed as exhaustive. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other reports and statements the Company has filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	March 31,	December 31,
	2015	2014
	(Unaudited)
Assets
Cash & cash equivalents	17,353	7,555
Securities available for sale	42,001	42,397
Loans, held for sale	813	1,871
Loans, net	153,647	151,869
Federal Home Loan Bank stock	189	186
Premises & equipment, net	3,678	3,563
Deferred tax asset	367	362
Accrued interest receivable	570	624
Bank-owned life insurance	1,625	1,613
Other assets	224	318

Total Assets	220,467	210,358

Liabilities and Stockholder’s Equity
Noninterest-bearing demand deposits	44,626	43,148
Savings, NOW and money-market deposits	125,380	122,166
Time deposits	22,805	18,657
Other borrowings	2,656	2,699
Official checks	811	368
Other liabilities	633	453

Total Liabilities	196,911	187,491

Total Stockholders’ Equity	23,556	22,867

Total Liabilities and Stockholder’s Equity	220,467	210,358

Prime Meridian Holding Company and Subsidiary

Consolidated Statements of Earnings

(Dollars in thousands except per share data)

	For the Three Months Ended March 31,
	2015	2014
	Unaudited
Interest income:
Loans	$1,947	$1,642
Securities	228	220
Other	7	25

Total interest income	2,182	1,887

Interest Expense:
Deposits	162	158
Other borrowings	6	14

Total interest expense	168	172

Net interest income	2,014	1,715
Provision for loan losses	18	29

Net interest income after provision for loan losses	1,996	1,686

Noninterest income:
Service charges and fees on deposit accounts	34	41
Mortgage banking revenue	61	39
Income from bank-owned life insurance	12	13
Gain on sale of securities available for sale	42	—
Other income	40	36

Total noninterest income	189	129

Noninterest expense:
Salaries and employee benefits	808	812
Occupancy and equipment	283	230
Professional fees	76	86
Marketing	113	78
FDIC assessment	26	27
Other	186	195

Total noninterest expense	1,492	1,428

Earnings before income taxes	693	387
Income taxes	244	131

Net earnings	449	256

Basic earnings per share	$0.23	$0.17
Diluted earnings per share	$0.23	$0.17

Prime Meridian Holding Company and Subsidiary

Financial Highlights (unaudited)

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013
	(Unaudited)
Per Share Data:
Earnings per share - Basic	$0.23	$0.17	$0.58	$0.77
Earnings per share - Diluted	$0.23	$0.17	$0.59	$0.76
Book value per share	$12.12	$11.34	$11.78	$10.92
Weighted average basic shares outstanding	1,943,215	1,534,868	1,709,746	1,497,737
Weighted average diluted shares outstanding	1,947,315	1,540,017	1,726,662	1,518,618

Selected Performance Ratios and Other Data:
Return on average assets(1)	0.84%	0.47%	0.48%	0.62%
Return on average equity(1)	7.74%	6.15%	5.21%	7.08%
Average yield on earning assets	4.24%	3.70%	4.02%	3.94%
Net interest margin	3.89%	3.36%	3.70%	3.55%
Net charge-offs (recoveries) to average loans	0.00%	(0.01%)	0.28%	0.02%
Stockholders’ equity to total assets	10.68%	8.94%	9.34%	7.89%
Tier 1 Leverage Capital Ratio	10.29%	8.68%	9.52%	8.41%
Common Equity Tier I Capital Ratio	13.83%	13.67%	12.84%	12.41%
Tier I Risk Based Capital Ratio	13.83%	13.67%	12.84%	12.41%
Total Capital Ratio	15.08%	14.92%	14.09%	13.66%
Nonaccrual loans	$176,000	$—	$171,000	$—
Total nonperforming assets	$176,000	$—	$171,000	$—
NPAs / Assets	0.08%	0.00%	0.08%	0.00%

[1]	ROAA and ROAE are annualized

CONTACT:	Kathy Jones, Chief Financial Officer

(850) 907-2301

Prime Meridian Holding Company

Website: www.primemeridianbank.com